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Exhibit 99.1
For Immediate Release
ORIGIN BANCORP, INC. REPORTS EARNINGS FOR FIRST QUARTER 2025
RUSTON, Louisiana (April 23, 2025) - Origin Bancorp, Inc. (NYSE: OBK) (“Origin,” “we,” “our” or the “Company”), the holding company for Origin Bank (the “Bank”), today announced net income of $22.4 million, or $0.71 diluted earnings per share (“EPS”) for the quarter ended March 31, 2025, compared to net income of $14.3 million, or $0.46 diluted earnings per share, for the quarter ended December 31, 2024. Pre-tax, pre-provision (“PTPP”)(1) earnings were $32.0 million for the quarter ended March 31, 2025, compared to $12.6 million for the linked quarter.
“Origin reported solid results for the quarter, and I am proud of how our bankers remain responsive to our customers and communities,” said Drake Mills, chairman, president and CEO of Origin Bancorp, Inc. “During last quarter’s earnings call, we introduced Optimize Origin, which is our plan to deliver sustainable elite-level financial performance. I am pleased with the overwhelming focus and commitment our employees have on accomplishing this goal and the progress we have made since launch.”

(1) PTPP earnings is a non-GAAP financial measure, please see the last few pages of this document for a reconciliation of this alternative financial measure to its most directly comparable GAAP measure.

Optimize Origin
•In January 2025, we announced our initiative to drive elite financial performance and enhance our award-winning culture.
•Built on three primary pillars:
◦Productivity, Delivery & Efficiency
◦Balance Sheet Optimization
◦Culture & Employee Engagement
•Established near term target of greater than a 1% ROAA run rate by 4Q25 and an ultimate target of top quartile ROAA.
•Near term target is being achieved in part by branch consolidation, headcount reduction, securities optimization, capital optimization, cash/liquidity management, mortgage restructuring, as well as other opportunistic efficiency optimizations throughout the organization.
•We believe the actions we have taken will drive earnings improvement of approximately $23.4 million annually on a pre-tax pre-provision basis.

Financial Highlights
•Net interest income was $78.5 million for the quarter ended March 31, 2025, reflecting an increase of $110,000, or 0.1%, compared to the linked quarter and is at its highest level in eight quarters.
•Net income was $22.4 million for the quarter ended March 31, 2025, reflecting an increase of $8.1 million, or 57.0% compared to the linked quarter.
•Our fully tax equivalent net interest margin (“NIM-FTE”) expanded 11 basis points for the quarter ended March 31, 2025, compared to the quarter ended December 31, 2024. This expansion was driven primarily by a 34 basis point

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reduction in rates paid on interest-bearing liabilities, offset by a 12 basis point decline in our yield earned on interest-earning assets.
•Return on average assets (“ROAA”), annualized, was 0.93% for the quarter ended March 31, 2025, a 63.2% increase when compared to 0.57% in the linked quarter. PTPP ROAA(1), annualized, was 1.32% for the quarter ended March 31, 2025, reflecting an increase of 164.0% compared to 0.50% in the linked quarter.
•Total loans held for investment (“LHFI”) were $7.59 billion at March 31, 2025, reflecting an increase of $11.8 million, or 0.2%, compared to December 31, 2024. Average LHFI were $7.50 billion for the quarter ended March 31, 2025, reflecting a decrease of $298.2 million, or 3.83%, compared to the quarter ended December 31, 2024.
•Total deposits were $8.34 billion at March 31, 2025, reflecting an increase of $115.3 million, or 1.4%, compared to December 31, 2024. Deposits, excluding brokered deposits, were $8.29 billion at March 31, 2025, reflecting an increase of $145.5 million, or 1.8%, compared to December 31, 2024.
(1) PTPP ROAA is a non-GAAP financial measure, please see the last few pages of this document for a reconciliation of this alternative financial measure to its most directly comparable GAAP measure.
Results of Operations for the Quarter Ended March 31, 2025
Net Interest Income and Net Interest Margin
Net interest income for the quarter ended March 31, 2025, was $78.5 million, an increase of $110,000, or 0.1%, compared to the quarter ended December 31, 2024. The increase was primarily driven by a $7.7 million decrease in interest expense paid on interest-bearing deposits and increases of $1.4 million and $1.3 million in interest income earned on investment securities and average interest-earning balances due from banks, partially offset by a decrease of $9.9 million in interest income earned on LHFI.
The decrease in average rates of interest-bearing deposits during the quarter ended March 31, 2025, and two fewer days in the current quarter, reduced interest expense by $5.8 million and $1.2 million, respectively, when compared to the quarter ended December 31, 2024. The average rate on interest-bearing deposits was 3.23% for the quarter ended March 31, 2025, a decrease of 38 basis points, from 3.61% for the quarter ended December 31, 2024.
The $1.4 million increase in interest income earned on investment securities was primarily driven by the bond portfolio optimization strategy we executed during the quarter ended December 31, 2024, in which we replaced securities with a total book value of $188.2 million and a weighted average yield of 1.51% with new securities totaling $173.7 million with a weighted average yield of 5.22%.
The $1.3 million increase in interest income earned on average interest-earning balances due from banks was primarily driven by a $149.0 million increase in average interest-earning balances due from banks which led to a $1.8 million increase in interest income, partially offset by a reduction in average yield.
The decrease in average LHFI principal balance, the impact of two fewer calendar days and a decline in average rates during the quarter ended March 31, 2025, resulted in decreases to interest income of $5.5 million, $2.6 million and $1.8 million, respectively, when compared to the quarter ended December 31, 2024. The decrease in average LHFI principal balance was primarily driven by decreases of $170.2 million and $114.4 million in mortgage warehouse lines of credit (“MW LOC”) and average construction/land/land development loan balances. The average rate on LHFI was 6.33% for the quarter ended March 31, 2025, a decrease of 14 basis points, compared to 6.47% for the quarter ended December 31, 2024.
The Federal Reserve Board sets various benchmark rates, including the federal funds rate, and thereby influences the general market rates of interest, including the loan and deposit rates offered by financial institutions. On September 18, 2024, the Federal Reserve reduced the federal funds target rate range by 50 basis points, to a range of 4.75% to 5.00%, marking the first rate reduction since early 2020. Subsequently, it implemented two additional reductions, with the current federal funds target range set to 4.25% to 4.50% on December 18, 2024. The Federal Reserve maintained this target range throughout the first quarter of 2025. In total, the federal funds target range has decreased 100 basis points from its recent cycle high.

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Our NIM-FTE was 3.44% for the quarter ended March 31, 2025, representing 11- and 25-basis-point increases compared to the linked quarter and the prior year same quarter, respectively. The yield earned on interest-earning assets for the quarter ended March 31, 2025, was 5.79%, a decrease of 12 and 20 basis points compared to the linked quarter and the quarter ended March 31, 2024. The average rate paid on total interest-bearing liabilities for the quarter ended March 31, 2025, was 3.30%, representing 34- and 58-basis point decreases compared to the linked quarter and the quarter ended March 31, 2024, respectively.
Credit Quality
The table below includes key credit quality information:

	At and For the Three Months Ended			Change	% Change
(Dollars in thousands, unaudited)	March 31, 2025	December 31, 2024	March 31, 2024	Linked Quarter	Linked Quarter
Past due LHFI	$72,774	$42,437	$32,835	$30,337	71.5%
Allowance for loan credit losses (“ALCL”)	92,011	91,060	98,375	951	1.0
Classified loans	127,676	118,782	84,217	8,894	7.5
Total nonperforming LHFI	81,368	75,002	40,439	6,366	8.5
Provision (benefit) for credit losses	3,444	(5,398)	3,012	8,842	N/M
Net charge-offs (recoveries)	2,728	(560)	2,582	3,288	N/M
Credit quality ratios(1):
ALCL to nonperforming LHFI	113.08%	121.41%	243.27%	(8.33)%	N/A
ALCL to total LHFI	1.21	1.20	1.25	0.01	N/A
ALCL to total LHFI, adjusted(2)	1.28	1.25	1.30	0.03	N/A
Classified loans to total LHFI	1.68	1.57	1.07	0.11	N/A
Nonperforming LHFI to LHFI	1.07	0.99	0.51	0.08	N/A
Net charge-offs to total average LHFI (annualized)	0.15	(0.03)	0.13	0.18	N/A
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N/M = Not meaningful.
N/A = Not applicable.
(1)Please see the Loan Data schedule at the back of this document for additional information.
(2)The ALCL to total LHFI, adjusted, is calculated by excluding the ALCL for MW LOC loans from the total LHFI ALCL in the numerator and excluding the MW LOC loans from the LHFI in the denominator. Due to their low-risk profile, MW LOC loans require a disproportionately low allocation of the ALCL.
Past due loans increased $30.3 million for the current quarter compared to the linked quarter. The increase was primarily due to 11 relationships totaling $39.8 million. The increase in past due loan relationships primarily consisted of residential real estate totaling $18.0 million, commercial real estate totaling $8.3 million, commercial and industrial totaling $9.7 million and construction/land/land development totaling $3.9 million. These increases were partially offset by a $4.5 million decrease in three previously past due residential real estate relationships, one of which paid off during the current quarter.
Nonperforming LHFI increased $6.4 million for the current quarter compared to the linked quarter, evidenced by an increase in the percentage of nonperforming LHFI to LHFI to 1.07% compared to 0.99% for the linked quarter. The increase in nonperforming loans was primarily driven by two loan relationships totaling $8.2 million at March 31, 2025, with residential real estate loans totaling $5.1 million of the increase. The increase in nonperforming loans was partially offset by one residential real estate loan relationship totaling $2.1 million that paid off during the current quarter, but was considered nonperforming at December 31, 2024.
Classified loans increased $8.9 million to $127.7 million at March 31, 2025, compared to $118.8 million at December 31, 2024. As discussed in previous filings, our classified and nonperforming LHFI were negatively impacted beginning in the second quarter of 2024 as a result of litigation against the bank brought in response to certain questioned activity involving a former banker in our East Texas market. We continue to work toward a resolution in this matter.
Our results included a credit loss provision expense of $3.4 million during the quarter ended March 31, 2025, which includes a $3.7 million provision for loan credit losses, compared to provision release of $5.5 million for the linked quarter. Our allowance for credit losses increased $1.0 million during the current quarter, primarily driven by the $1.4 million increase in the individually evaluated portion of the reserve as a result of the increase in nonperforming loans.

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Net charge-offs increased $3.3 million for the quarter ended March 31, 2025, when compared to the quarter ended December 31, 2024, primarily due to total charge-offs of $4.8 million in the current quarter, consisting primarily of two commercial and industrial loan relationships with charge-offs totaling $2.6 million.
Noninterest Income
Noninterest income for the quarter ended March 31, 2025, was $15.6 million, an increase of $15.9 million from the linked quarter, primarily driven by the $14.6 million loss on sales of securities, net, in the linked quarter and the $2.5 million increase in insurance commission and fee income in the current quarter. These increases were offset by a decrease of $1.6 million in limited partnership investment (loss) income.
The loss on sales of securities, net, during the linked quarter was due to the execution of the bond portfolio optimization strategy security sale, with no such sale in the current quarter.
The increase in insurance commission and fee income was primarily driven by a seasonal increase in annual contingency fee income recognized in the first quarter.
The decrease in limited partnership investment income (loss) was due to $1.6 million in fair value adjustments on multiple limited partnership investments.
Noninterest Expense
Noninterest expense for the quarter ended March 31, 2025, was $62.1 million, a decrease of $3.4 million, or 5.1% from the linked quarter. The decrease was primarily driven by decreases of $3.1 million, $814,000 and $796,000 in other noninterest expense, professional services and advertising and marketing expense, respectively, that was partially offset by an increase of $1.3 million in salaries and employee benefit expense.
The decrease in other noninterest expense was primarily due to $3.1 million in contingency expense recorded during the linked quarter. There was no such contingency reserve recorded in the current quarter.

The $814,000 decrease in professional services was primarily due to a decrease of $668,000 in forensic accounting fees compared to the linked quarter.
The $796,000 decrease in advertising and marketing was primarily due to a decrease in targeted marketing efforts in the current quarter compared to the prior quarter.
The $1.3 million increase in salaries and employee benefit expense was primarily due to an Employee Retention Credit (“ERC”) of $1.7 million that was recorded in the linked quarter and related to the operations of BTH Bank, N.A., which we acquired in 2022. The ERC is a refundable tax credit for certain eligible businesses that had employees affected during the COVID-19 pandemic. This was partially offset by a decrease in incentive compensation due to the adjustment of the incentive compensation accrual during the current quarter.
Financial Condition
Loans
•Total LHFI at March 31, 2025, were $7.59 billion, an increase of $11.8 million, or 0.2%, from $7.57 billion at December 31, 2024, and a decrease of $314.5 million, or 4.0%, compared to March 31, 2024.
•The primary driver of the increase during the quarter ended March 31, 2025, compared to the linked quarter, were increases in multi-family real estate, MW LOC, residential real estate - single family and commercial and industrial loans of $64.3 million, $55.1 million, $33.1 million and $19.5 million, respectively. These increases were partially offset by decreases of $93.6 million and $65.4 million in total commercial real estate and construction/land/land development loans, respectively.

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Securities
•Total securities at March 31, 2025 were $1.18 billion, an increase of $58.8 million, or 5.3%, from $1.12 billion at December 31, 2024, and a decrease of $30.4 million, or 2.5%, compared to March 31, 2024.
•The increase in securities was due to purchases of $73.1 million in the current quarter. This was partially offset by maturities, scheduled principal payments and calls.
•Accumulated other comprehensive loss, net of taxes, primarily associated with unrealized losses within the available for sale portfolio, was $90.4 million at March 31, 2025, a decrease of $15.6 million, or 14.7% , from the linked quarter.
•The weighted average effective duration for the total securities portfolio was 4.10 years as of March 31, 2025, compared to 4.46 years as of December 31, 2024.
Deposits
•Total deposits at March 31, 2025, were $8.34 billion, an increase of $115.3 million, or 1.4%, compared to the linked quarter, and a decrease of $167.1 million, or 2.0%, from March 31, 2024. The increase in the current quarter compared to the linked quarter was primarily due to an increase of $278.9 million in money market deposits. The increase was partially offset by decreases of $78.0 million and $67.1 million in time deposits (excluding brokered time deposits) and interest-bearing demand deposits, respectively.
•At March 31, 2025, noninterest-bearing deposits as a percentage of total deposits were 22.7%, compared to 23.1% and 22.2% at December 31, 2024, and March 31, 2024, respectively. Excluding brokered deposits, noninterest-bearing deposits as a percentage of total deposits were 22.8%, compared to 23.3% and 23.9% at December 31, 2024, and March 31, 2024, respectively.
Subordinate debentures
•Total subordinated debentures at March 31, 2025, were $89.6 million, a decrease of $70.3 million, or 44.0%, from $159.9 million at December 31, 2024, and a decrease of $71.1 million, or 44.2%, compared to March 31, 2024.
•The decrease was due to the redemption of $70.0 million in subordinated debentures in conjunction with our Optimize Origin initiative, as forecasted in our fourth quarter 2024 investor presentation. We recognized $681,000 in original issue discount amortization related to the redemption during the current quarter. Based upon our forecast, the redemption is expected to result in approximately $2.1 million in annualized future interest expense savings.
Conference Call
Origin will hold a conference call to discuss its first quarter 2025 results on Thursday, April 24, 2025, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial +1 (929) 272-1574 (U.S. Local / International 1); +1 (857) 999-3259 (U.S. Local / International 2); +1 (888) 700-7550 (U.S. Toll Free), enter Conference ID: 66134 and request to be joined into the Origin Bancorp, Inc. (OBK) call. A simultaneous audio-only webcast may be accessed via Origin’s website at www.origin.bank under the investor relations, News & Events, Events & Presentations link or directly by visiting https://dealroadshow.com/e/ORIGINQ125.
If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin’s website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.
About Origin
Origin Bancorp, Inc. is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly owned bank subsidiary, Origin Bank, was founded in 1912 in Choudrant, Louisiana. Deeply rooted in Origin’s history is a culture committed to providing personalized relationship banking to businesses, municipalities, and personal clients to enrich the lives of the people in the communities it serves. Origin provides a broad range of financial services and currently operates more than 55 locations in Dallas/Fort Worth, East Texas, Houston, North Louisiana, Mississippi, South Alabama and the Florida Panhandle. For more information, visit www.origin.bank.

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Non-GAAP Financial Measures
Origin reports its results in accordance with generally accepted accounting principles in the United States of America ("GAAP"). However, management believes that certain supplemental non-GAAP financial measures may provide meaningful information to investors that is useful in understanding Origin's results of operations and underlying trends in its business. However, non-GAAP financial measures are supplemental and should be viewed in addition to, and not as an alternative for, Origin's reported results prepared in accordance with GAAP. The following are the non-GAAP measures used in this release: PTPP earnings, PTPP ROAA, tangible book value per common share, adjusted tangible book value per common share, ROATCE, and core efficiency ratio.
Please see the last few pages of this release for reconciliations of non-GAAP measures to the most directly comparable financial measures calculated in accordance with GAAP.

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Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin Bancorp, Inc’s (“Origin”, “we”, “our” or the “Company”) future financial performance, business and growth strategies, projected plans and objectives, and any expected purchases of its outstanding common stock, and related transactions and other projections based on macroeconomic and industry trends, including changes to interest rates by the Federal Reserve and the resulting impact on Origin’s results of operations, estimated forbearance amounts and expectations regarding the Company’s liquidity, including in connection with advances obtained from the FHLB, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin’s control. Statements or statistics preceded by, followed by or that otherwise include the words “assumes,” “anticipates,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects,” and similar expressions or future or conditional verbs such as “could,” “may,” “might,” “should,” “will,” and “would” and variations of such terms are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin’s future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: (1) the impact of current and future economic conditions generally and in the financial services industry, nationally and within Origin’s primary market areas, including the impact of tariffs, as well as the financial stress on borrowers and changes to customer and client behavior as a result of the foregoing; (2) changes in benchmark interest rates and the resulting impacts on net interest income; (3) deterioration of Origin’s asset quality; (4) factors that can impact the performance of Origin’s loan portfolio, including real estate values and liquidity in Origin’s primary market areas; (5) the financial health of Origin’s commercial borrowers and the success of construction projects that Origin finances; (6) changes in the value of collateral securing Origin’s loans; (7) the impact of generative artificial intelligence; (8) Origin’s ability to anticipate interest rate changes and manage interest rate risk; (9) the impact of heightened regulatory requirements, reduced debit interchange and overdraft income and the possibility of facing related adverse business consequences if our total assets grow in excess of $10 billion as of December 31 of any calendar year; (10) the effectiveness of Origin’s risk management framework and quantitative models; (11) Origin’s inability to receive dividends from Origin Bank and to service debt, pay dividends to Origin’s common stockholders, repurchase Origin’s shares of common stock and satisfy obligations as they become due; (12) the impact of labor pressures; (13) changes in Origin’s operation or expansion strategy or Origin’s ability to prudently manage its growth and execute its strategy; (14) changes in management personnel; (15) Origin’s ability to maintain important customer relationships, reputation or otherwise avoid liquidity risks; (16) increasing costs as Origin grows deposits; (17) operational risks associated with Origin’s business; (18) significant turbulence or a disruption in the capital or financial markets and the effect of market disruption and interest rate volatility on our investment securities; (19) increased competition in the financial services industry, particularly from regional and national institutions, as well as from fintech companies; (20) compliance with governmental and regulatory requirements and changes in laws, rules, regulations, interpretations or policies relating to financial institutions; (21) periodic changes to the extensive body of accounting rules and best practices; (22) further government intervention in the U.S. financial system; (23) a deterioration of the credit rating for U.S. long-term sovereign debt; (24) Origin’s ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; (25) natural disasters and other adverse weather events, pandemics, acts of terrorism, war, and other matters beyond Origin’s control; (26) developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; (27) fraud or misconduct by internal or external actors (including Origin employees); (28) cybersecurity threats or security breaches and the cost of defending against them; (29) Origin’s ability to maintain adequate internal controls over financial and non-financial reporting; and (30) potential claims, damages, penalties, fines, costs and reputational damage resulting from pending or future litigation, regulatory proceedings and enforcement actions. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Origin’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any updates to those sections set forth in Origin’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin’s underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

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New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin’s behalf may issue. Annualized, pro forma, adjusted, projected, and estimated numbers are used for illustrative purposes only, are not forecasts, and may not reflect actual results.
This press release contains projected financial information with respect to Origin, including with respect to certain goals and strategic initiatives of Origin and the anticipated benefits thereof. This projected financial information constitutes forward-looking information and is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying such projected financial information are inherently uncertain and are subject to significant business, economic (including interest rate), competitive, and other risks and uncertainties. Actual results may differ materially from the results contemplated by the projected financial information contained herein and the inclusion of such projected financial information in this release should not be regarded as a representation by any person that such actions will be taken or accomplished or that the results reflected in such projected financial information with respect thereto will be achieved.

Contact:
Investor Relations
Chris Reigelman
318-497-3177
chris@origin.bank
Media Contact
Ryan Kilpatrick
318-232-7472
rkilpatrick@origin.bank

Origin Bancorp, Inc.
Selected Quarterly Financial Data
(Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Income statement and share amounts	(Dollars in thousands, except per share amounts)
Net interest income	$78,459	$78,349	$74,804	$73,890	$73,323
Provision (benefit) for credit losses	3,444	(5,398)	4,603	5,231	3,012
Noninterest income	15,602	(330)	15,989	22,465	17,255
Noninterest expense	62,068	65,422	62,521	64,388	58,707
Income before income tax expense	28,549	17,995	23,669	26,736	28,859
Income tax expense	6,138	3,725	5,068	5,747	6,227
Net income	$22,411	$14,270	$18,601	$20,989	$22,632
PTPP earnings(1)	$31,993	$12,597	$28,272	$31,967	$31,871
Basic earnings per common share	0.72	0.46	0.60	0.68	0.73
Diluted earnings per common share	0.71	0.46	0.60	0.67	0.73
Dividends declared per common share	0.15	0.15	0.15	0.15	0.15
Weighted average common shares outstanding - basic	31,205,752	31,155,486	31,130,293	31,042,527	30,981,333
Weighted average common shares outstanding - diluted	31,412,010	31,308,805	31,239,877	31,131,829	31,078,910

Balance sheet data
Total LHFI	$7,585,526	$7,573,713	$7,956,790	$7,959,171	$7,900,027
Total LHFI excluding MW LOC	7,181,395	7,224,632	7,461,602	7,452,666	7,499,032
Total assets	9,750,372	9,678,702	9,965,986	9,947,182	9,892,379
Total deposits	8,338,412	8,223,120	8,486,568	8,510,842	8,505,464
Total stockholders’ equity	1,180,177	1,145,245	1,145,673	1,095,894	1,078,853

Performance metrics and capital ratios
Yield on LHFI	6.33%	6.47%	6.67%	6.58%	6.58%
Yield on interest-earnings assets	5.79	5.91	6.09	6.04	5.99
Cost of interest-bearing deposits	3.23	3.61	4.01	3.95	3.85
Cost of total deposits	2.52	2.79	3.14	3.08	2.99
NIM - fully tax equivalent ("FTE")	3.44	3.33	3.18	3.17	3.19
Return on average assets (annualized) ("ROAA")	0.93	0.57	0.74	0.84	0.92
PTPP ROAA (annualized)(1)	1.32	0.50	1.13	1.28	1.30
Return on average stockholders’ equity (annualized) ("ROAE")	7.79	4.94	6.57	7.79	8.57
Book value per common share	$37.77	$36.71	$36.76	$35.23	$34.79
Tangible book value per common share (1)	32.43	31.38	31.37	29.77	29.24
Adjusted tangible book value per common share(1)	35.33	34.78	34.39	33.86	33.27
Return on average tangible common equity (annualized) ("ROATCE")(1)	9.09%	5.78%	7.74%	9.25%	10.24%
Efficiency ratio(2)	65.99	83.85	68.86	66.82	64.81
Core efficiency ratio(1)	65.33	82.79	67.48	65.55	65.24
Common equity tier 1 to risk-weighted assets(3)	13.57	13.32	12.46	12.15	11.97
Tier 1 capital to risk-weighted assets(3)	13.76	13.52	12.64	12.33	12.15
Total capital to risk-weighted assets(3)	15.81	16.44	15.45	15.16	14.98
Tier 1 leverage ratio(3)	11.47	11.08	10.93	10.70	10.66
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(1)PTPP earnings, PTPP ROAA, tangible book value per common share, adjusted tangible book value per common share, ROATCE, and core efficiency ratio are either non-GAAP financial measures or use a non-GAAP contributor in the formula. For a reconciliation of these alternative financial measures to their most directly comparable GAAP measures, please see the last few pages of this release.
(2)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.
(3)March 31, 2025, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income
(Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Interest and dividend income	(Dollars in thousands, except per share amounts)
Interest and fees on loans	$117,075	$127,021	$133,195	$129,879	$127,186
Investment securities-taxable	8,076	6,651	6,536	6,606	6,849
Investment securities-nontaxable	968	964	905	893	910
Interest and dividend income on assets held in other financial institutions	6,424	5,197	3,621	4,416	3,756
Total interest and dividend income	132,543	139,833	144,257	141,794	138,701
Interest expense
Interest-bearing deposits	51,779	59,511	67,051	65,469	62,842
FHLB advances and other borrowings	96	88	482	514	518
Subordinated indebtedness	2,209	1,885	1,920	1,921	2,018
Total interest expense	54,084	61,484	69,453	67,904	65,378
Net interest income	78,459	78,349	74,804	73,890	73,323
Provision (benefit) for credit losses	3,444	(5,398)	4,603	5,231	3,012
Net interest income after provision for credit losses	75,015	83,747	70,201	68,659	70,311
Noninterest income
Insurance commission and fee income	7,927	5,441	6,928	6,665	7,725
Service charges and fees	4,716	4,801	4,664	4,862	4,688
Other fee income	2,301	2,152	2,114	2,404	2,247
Mortgage banking revenue	915	1,151	1,153	1,878	2,398
Swap fee income	533	116	106	44	57
(Loss) gain on sales of securities, net	—	(14,617)	221	—	(403)
Limited partnership investment (loss) income	(1,692)	(62)	375	68	138
Change in fair value of equity investments	—	—	—	5,188	—
Other income	902	688	428	1,356	405
Total noninterest income (loss)	15,602	(330)	15,989	22,465	17,255
Noninterest expense
Salaries and employee benefits	37,731	36,405	38,491	38,109	35,818
Occupancy and equipment, net	8,544	7,913	6,298	7,009	6,645
Data processing	2,957	3,414	3,470	3,468	3,145
Office and operations	2,972	2,883	2,984	3,072	2,502
Intangible asset amortization	1,761	1,800	1,905	2,137	2,137
Regulatory assessments	1,392	1,535	1,791	1,842	1,734
Advertising and marketing	1,133	1,929	1,449	1,328	1,444
Professional services	1,250	2,064	2,012	1,303	1,231
Electronic banking	1,354	1,377	1,308	1,238	1,239
Loan-related expenses	599	431	751	1,077	905
Franchise tax expense	675	884	721	815	477
Other expenses	1,700	4,787	1,341	2,990	1,430
Total noninterest expense	62,068	65,422	62,521	64,388	58,707
Income before income tax expense	28,549	17,995	23,669	26,736	28,859
Income tax expense	6,138	3,725	5,068	5,747	6,227
Net income	$22,411	$14,270	$18,601	$20,989	$22,632

Origin Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Assets
Cash and due from banks	$112,888	$132,991	$159,337	$137,615	$98,147
Interest-bearing deposits in banks	373,314	337,258	161,854	150,435	193,365
Total cash and cash equivalents	486,202	470,249	321,191	288,050	291,512
Securities:
AFS	1,161,368	1,102,528	1,160,965	1,160,048	1,190,922
Held to maturity, net of allowance for credit losses	11,094	11,095	11,096	11,616	11,651
Securities carried at fair value through income	6,512	6,512	6,533	6,499	6,755
Total securities	1,178,974	1,120,135	1,178,594	1,178,163	1,209,328
Non-marketable equity securities held in other financial institutions	71,754	71,643	67,068	64,010	53,870
Loans held for sale	10,191	10,494	7,631	18,291	14,975
LHFI	7,585,526	7,573,713	7,956,790	7,959,171	7,900,027
Less: ALCL	92,011	91,060	95,989	100,865	98,375
LHFI, net of ALCL	7,493,515	7,482,653	7,860,801	7,858,306	7,801,652
Premises and equipment, net	123,847	126,620	126,751	121,562	120,931
Cash surrender value of bank-owned life insurance	41,021	40,840	40,602	40,365	40,134
Goodwill	128,679	128,679	128,679	128,679	128,679
Other intangible assets, net	38,212	37,473	39,272	41,177	43,314
Accrued interest receivable and other assets	177,977	189,916	195,397	208,579	187,984
Total assets	$9,750,372	$9,678,702	$9,965,986	$9,947,182	$9,892,379
Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$1,888,808	$1,900,651	$1,893,767	$1,866,622	$1,887,066
Interest-bearing deposits excluding brokered interest-bearing deposits, if any	5,536,636	5,301,243	5,137,940	4,984,817	4,990,632
Time deposits	862,968	941,000	1,023,252	1,022,589	1,030,656
Brokered deposits	50,000	80,226	431,609	636,814	597,110
Total deposits	8,338,412	8,223,120	8,486,568	8,510,842	8,505,464
FHLB advances and other borrowings	12,488	12,460	30,446	40,737	13,158
Subordinated indebtedness	89,599	159,943	159,861	159,779	160,684
Accrued expenses and other liabilities	129,696	137,934	143,438	139,930	134,220
Total liabilities	8,570,195	8,533,457	8,820,313	8,851,288	8,813,526
Stockholders’ equity:
Common stock	156,220	155,988	155,837	155,543	155,057
Additional paid-in capital	538,790	537,366	535,662	532,950	530,380
Retained earnings	575,578	557,920	548,419	534,585	518,325
Accumulated other comprehensive loss	(90,411)	(106,029)	(94,245)	(127,184)	(124,909)
Total stockholders’ equity	1,180,177	1,145,245	1,145,673	1,095,894	1,078,853
Total liabilities and stockholders’ equity	$9,750,372	$9,678,702	$9,965,986	$9,947,182	$9,892,379

Origin Bancorp, Inc.
Loan Data
(Unaudited)

	At and For the Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

LHFI	(Dollars in thousands)
Owner occupied commercial real estate	$937,985	$975,947	$991,671	$959,850	$948,624
Non-owner occupied commercial real estate	1,445,864	1,501,484	1,533,093	1,563,152	1,472,164
Construction/land/land development	798,609	864,011	991,545	1,017,389	1,168,597
Residential real estate - single family	1,465,192	1,432,129	1,414,013	1,421,027	1,373,532
Multi-family real estate	489,765	425,460	434,317	398,202	359,765
Total real estate loans	5,137,415	5,199,031	5,364,639	5,359,620	5,322,682
Commercial and industrial	2,022,085	2,002,634	2,074,037	2,070,947	2,154,151
MW LOC	404,131	349,081	495,188	506,505	400,995
Consumer	21,895	22,967	22,926	22,099	22,199
Total LHFI	7,585,526	7,573,713	7,956,790	7,959,171	7,900,027
Less: ALCL	92,011	91,060	95,989	100,865	98,375
LHFI, net	$7,493,515	$7,482,653	$7,860,801	$7,858,306	$7,801,652

Nonperforming assets(1)
Nonperforming LHFI
Commercial real estate	$5,465	$4,974	$2,776	$2,196	$4,474
Construction/land/land development	17,694	18,505	26,291	26,336	383
Residential real estate(2)	40,749	36,221	14,313	13,493	14,918
Commercial and industrial	17,325	15,120	20,486	33,608	20,560
Consumer	135	182	407	179	104
Total nonperforming LHFI	81,368	75,002	64,273	75,812	40,439
Other real estate owned/repossessed assets	1,990	3,635	6,043	6,827	3,935
Total nonperforming assets	$83,358	$78,637	$70,316	$82,639	$44,374
Classified assets	$129,666	$122,417	$113,529	$125,081	$88,152
Past due LHFI(3)	72,774	42,437	38,838	66,276	32,835

Allowance for loan credit losses
Balance at beginning of period	$91,060	$95,989	$100,865	$98,375	$96,868
Provision (benefit) for loan credit losses	3,679	(5,489)	4,644	5,436	4,089
Loans charged off	4,848	2,025	11,226	3,706	6,683
Loan recoveries	2,120	2,585	1,706	760	4,101
Net charge-offs (recoveries)	2,728	(560)	9,520	2,946	2,582
Balance at end of period	$92,011	$91,060	$95,989	$100,865	$98,375

Credit quality ratios
Total nonperforming assets to total assets	0.85%	0.81%	0.71%	0.83%	0.45%
Nonperforming LHFI to LHFI	1.07	0.99	0.81	0.95	0.51
Past due LHFI to LHFI	0.96	0.56	0.49	0.83	0.42
ALCL to nonperforming LHFI	113.08	121.41	149.35	133.05	243.27
ALCL to total LHFI	1.21	1.20	1.21	1.27	1.25
ALCL to total LHFI, adjusted(4)	1.28	1.25	1.28	1.34	1.30
Net charge-offs (recoveries) to total average LHFI (annualized)	0.15	(0.03)	0.48	0.15	0.13
____________________________
(1)Nonperforming assets consist of nonperforming/nonaccrual loans and property acquired through foreclosures or repossession, as well as bank-owned property not in use and listed for sale, if any.
(2)Includes multi-family real estate.
(3)Past due LHFI are defined as loans 30 days or more past due.
(4)The ALCL to total LHFI, adjusted is calculated by excluding the ALCL for MW LOC loans from the total LHFI ALCL in the numerator and excluding the MW LOC loans from the LHFI in the denominator. Due to their low-risk profile, MW LOC loans require a disproportionately low allocation of the ALCL.

Origin Bancorp, Inc.
Average Balances and Yields/Rates
(Unaudited)

	Three Months Ended
	March 31, 2025		December 31, 2024		March 31, 2024
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate

Assets	(Dollars in thousands)
Commercial real estate	$2,448,099	5.82%	$2,499,279	5.89%	$2,438,476	5.84%
Construction/land/land development	821,754	6.87	936,134	6.92	1,130,355	7.25
Residential real estate(1)	1,909,922	5.53	1,847,399	5.50	1,739,105	5.40
Commercial and industrial ("C&I")	2,004,034	7.37	2,028,290	7.68	2,121,502	7.89
MW LOC	289,521	7.07	459,716	7.26	306,248	7.59
Consumer	22,709	7.45	23,393	7.64	23,319	8.07
LHFI	7,496,039	6.33	7,794,211	6.47	7,759,005	6.58
Loans held for sale	8,590	6.18	10,981	6.81	12,906	5.86
Loans receivable	7,504,629	6.33	7,805,192	6.47	7,771,911	6.58
Investment securities-taxable	1,021,904	3.21	1,002,216	2.64	1,095,480	2.51
Investment securities-nontaxable	140,875	2.79	149,307	2.57	148,077	2.47
Non-marketable equity securities held in other financial institutions	71,669	2.35	69,070	2.78	58,455	3.77
Interest-earning balances due from banks	543,821	4.48	394,790	4.75	240,432	5.37
Total interest-earning assets	9,282,898	5.79	9,420,575	5.91	9,314,355	5.99
Noninterest-earning assets	525,317		557,968		546,881
Total assets	$9,808,215		$9,978,543		$9,861,236

Liabilities and Stockholders’ Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$5,538,710	3.14%	$5,341,028	3.48%	$5,009,117	3.69%
Time deposits	972,176	3.69	1,213,565	4.20	1,563,992	4.35
Total interest-bearing deposits	6,510,886	3.23	6,554,593	3.61	6,573,109	3.85
FHLB advances and other borrowings	14,148	2.75	12,698	2.76	42,284	4.92
Subordinated indebtedness	124,133	7.22	159,910	4.69	165,252	4.91
Total interest-bearing liabilities	6,649,167	3.30	6,727,201	3.64	6,780,645	3.88
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,837,365		1,940,689		1,866,496
Other liabilities	154,934		161,425		151,390
Total liabilities	8,641,466		8,829,315		8,798,531
Stockholders’ Equity	1,166,749		1,149,228		1,062,705
Total liabilities and stockholders’ equity	$9,808,215		$9,978,543		$9,861,236
Net interest spread		2.49%		2.27%		2.11%
NIM		3.43		3.31		3.17
NIM-FTE(2)		3.44		3.33		3.19
____________________________
(1)Includes multi-family real estate.
(2)In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.

Origin Bancorp, Inc.
Notable Items
(Unaudited)

	At and For the Three Months Ended
	March 31, 2025		December 31, 2024		September 30, 2024		June 30, 2024		March 31, 2024
	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)	$ Impact	EPS Impact(1)

	(Dollars in thousands, except per share amounts)
Notable interest income items:
Interest income reversal on relationships impacted by questioned banker activity	$—	$—	$—	$—	$—	$—	$(1,206)	$(0.03)	$—	$—
Notable interest expense items:
OID amortization - subordinated debenture redemption	(681)	(0.02)	—	—	—	—	—	—	—	—
Notable provision expense items:
Provision release (expense) related to questioned banker activity	—	—	3,212	0.08	—	—	(3,212)	(0.08)	—	—
Provision release (expense) on relationships impacted by questioned banker activity	375	0.01	—	—	—	—	(4,131)	(0.11)	—	—
Notable noninterest income items(2):
MSR gain (impairment)	—	—	—	—	—	—	—	—	410	0.01
(Loss) gain on sales of securities, net	—	—	(14,617)	(0.37)	221	0.01	—	—	(403)	(0.01)
Gain on sub-debt repurchase	—	—	—	—	—	—	81	—	—	—
Positive valuation adjustment on non-marketable equity securities	—	—	—	—	—	—	5,188	0.13	—	—
Net (loss) gain on OREO properties(2)	(212)	(0.01)	198	—	—	—	800	0.02	—	—
BOLI payout	208	0.01	—	—	—	—	—	—	—	—
Notable noninterest expense items:
Operating expense related to questioned banker activity	(543)	(0.01)	(4,069)	(0.10)	(848)	(0.02)	(1,452)	(0.04)	—	—
Operating expense related to strategic Optimize Origin initiatives	(1,615)	(0.04)	(1,121)	(0.03)	—	—	—	—	—	—
Employee Retention Credit	213	0.01	1,651	0.04	—	—	—	—	—	—
Total notable items	$(2,255)	(0.06)	$(14,746)	(0.37)	$(627)	(0.02)	$(3,932)	(0.10)	$7	—
____________________________
(1)The diluted EPS impact is calculated using a 21% effective tax rate. The total of the diluted EPS impact of each individual line item may not equal the calculated diluted EPS impact on the total notable items due to rounding.
(2)The $212,000 net (loss) gain on OREO properties for the quarter ended March 31, 2025, includes a $444,000 expected insurance settlement recovery that was included in noninterest income on the face of the income statement and a $148,000 repair cost that was included in noninterest expense.

Origin Bancorp, Inc.
Non-GAAP Financial Measures
(Unaudited)

	At and For the Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

	(Dollars in thousands, except per share amounts)
Calculation of PTPP earnings:
Net income	$22,411	$14,270	$18,601	$20,989	$22,632
Provision (benefit) for credit losses	3,444	(5,398)	4,603	5,231	3,012
Income tax expense	6,138	3,725	5,068	5,747	6,227
PTPP earnings (non-GAAP)	$31,993	$12,597	$28,272	$31,967	$31,871

Calculation of PTPP ROAA:
PTPP earnings	$31,993	$12,597	$28,272	$31,967	$31,871
Divided by number of days in the quarter	90	92	92	91	91
Multiplied by the number of days in the year	365	366	366	366	366
PTPP earnings, annualized	$129,749	$50,114	$112,473	$128,571	$128,184

Divided by total average assets	$9,808,215	$9,978,543	$9,985,836	$10,008,225	$9,861,236
ROAA (annualized) (GAAP)	0.93%	0.57%	0.74%	0.84%	0.92%
PTPP ROAA (annualized) (non-GAAP)	1.32	0.50	1.13	1.28	1.30

Calculation of tangible book value per common share and adjusted tangible book value per common share:
Total common stockholders’ equity	$1,180,177	$1,145,245	$1,145,673	$1,095,894	$1,078,853
Goodwill	(128,679)	(128,679)	(128,679)	(128,679)	(128,679)
Other intangible assets, net	(38,212)	(37,473)	(39,272)	(41,177)	(43,314)
Tangible common equity	1,013,286	979,093	977,722	926,038	906,860
Accumulated other comprehensive loss	90,411	106,029	94,245	127,184	124,909
Adjusted tangible common equity	1,103,697	1,085,122	1,071,967	1,053,222	1,031,769
Divided by common shares outstanding at the end of the period	31,244,006	31,197,574	31,167,410	31,108,667	31,011,304
Book value per common share (GAAP)	$37.77	$36.71	$36.76	$35.23	$34.79
Tangible book value per common share (non-GAAP)	32.43	31.38	31.37	29.77	29.24
Adjusted tangible book value per common share (non-GAAP)	35.33	34.78	34.39	33.86	33.27

Calculation of ROATCE:
Net income	$22,411	$14,270	$18,601	$20,989	$22,632
Divided by number of days in the quarter	90	92	92	91	91
Multiplied by number of days in the year	365	366	366	366	366
Annualized net income	$90,889	$56,770	$74,000	$84,417	$91,025

Total average common stockholders’ equity	$1,166,749	$1,149,228	$1,125,697	$1,084,269	$1,062,705
Average goodwill	(128,679)	(128,679)	(128,679)	(128,679)	(128,679)
Average other intangible assets, net	(38,254)	(38,646)	(40,487)	(42,563)	(44,700)
Average tangible common equity	999,816	981,903	956,531	913,027	889,326

ROATCE (non-GAAP)	9.09%	5.78%	7.74%	9.25%	10.24%

Origin Bancorp, Inc.
Non-GAAP Financial Measures- Continued
(Unaudited)

	At and For the Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

	(Dollars in thousands, except per share amounts)
Calculation of core efficiency ratio:
Total noninterest expense	$62,068	$65,422	$62,521	$64,388	$58,707
Insurance and mortgage noninterest expense	(8,230)	(8,497)	(8,448)	(8,402)	(8,045)
Adjusted total noninterest expense	53,838	56,925	54,073	55,986	50,662

Net interest income	$78,459	$78,349	$74,804	$73,890	$73,323
Insurance and mortgage net interest income	(2,815)	(2,666)	(2,578)	(2,407)	(2,795)
Total noninterest income	15,602	(330)	15,989	22,465	17,255
Insurance and mortgage noninterest income	(8,842)	(6,592)	(8,081)	(8,543)	(10,123)
Adjusted total revenue	82,404	68,761	80,134	85,405	77,660

Efficiency ratio (GAAP)	65.99%	83.85%	68.86%	66.82%	64.81%
Core efficiency ratio (non-GAAP)	65.33	82.79	67.48	65.55	65.24